STOCK PURCHASE AND SALE AGREEMENT
AND
OPTION TO REPURCHASE STOCK

	THIS AGREEMENT is made and entered into this 7th day of September, 1995, between and among Gary Loge, Phil Swanson, and Gary Otterstad (collectively "Sellers"), Dynamic Homes, Inc., a Minnesota corporation ("Purchaser"), and Nortland Adventures Minnesota, Ltd., a Minnesota corporation ("Managing Agent").

	WHEREAS, Sellers are the registered owners of 100% of the stock  (the "Stock)
of Shagawa Resort, Inc., a Minnesota corporation  ("Shagawa"); and

	WHEREAS, Shagawa owns a resort which is under construction in Ely, Minnesota, and which is commonly known as the Holiday Inn Sun Spree Resort  (the
"Project"); and

	WHEREAS, Purchaser has supplied materials to Shagawa in connection with the construction of the Project and is currently owed approximately $628,141.00 by
Shagawa for such materials; and

	WHEREAS, due to cost overruns in connection with construction of the Project, the lenders on the Project have required additional equity to be invested in the Project as a condition to continuing construction loan disbursements; and

	WHEREAS, Purchaser is experienced in the construction of motels and resorts similar to the Project, and Purchaser is willing to contribute to the Project the amount owed to Purchaser by Shagawa noted as above as an equity investment, to assume responsibility for completion of construction of the Project, and to assume all of the obligations and liabilities of Sellers and Shagawa on connection with the Project, in exchange for the transfer to Purchaser by
Sellers of all of the Stock; and

	WHEREAS, pursuant to a certain Management Agreement (the "Management Agreement") dated as of even date herewith between Shagawa and Managing Agent, upon completion of the Project shall be managed by Managing Agent; and

	WHEREAS, Purchaser wishes to grant to Managing Agent an option to repurchase the Stock at any time during the term of the Management Agreement; and

	WHEREAS, Sellers desire to sell, transfer, assign and deliver to Purchaser the Stock for the reasons and purposes recited hereinabove; and

	WHEREAS, Purchaser desires to purchase and acquire from Sellers all of the Stock for the reasons and purposes recited hereinabove; and

	WHEREAS, the parties hereto desire to set forth in writing their agreements and understandings with respect to the sale by Sellers and the purchase by
Purchaser of the Stock, and the option in favor of Managing Agent for the repurchase of the Stock.

	NOW, THEREFORE, in consideration of the foregoing recited facts and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Purchase of Stock.	Purchaser agrees to and does hereby purchase from Sellers
and Sellers agree to and do hereby sell to Purchaser the Stock in consideration of the payment of Ten Dollars ($10.00) to be paid by Purchaser to Sellers, and in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged by the parties hereto.

2.	Delivery of Certificates.		Upon Sellers' receipt of:  (i)  two (2) fully
executed originals of this agreement from Purchaser;  (ii)  a fully executed original of the Agreement dated as of even date herewith among Sellers,
Shagawa, Purchaser and NorWest Bank Minnesota Mesabi, National Association
("NorWest");  (iii)  an officially stamped original of the approval from the
U.S. Small Business Administration ("SBA") of the assumption by Purchaser of
Shagawa's loan from Minnesota Business Finance, Inc. (the "SBA Loan");  and
(iv)  two (2) fully executed originals of the Management Agreement, Sellers shall deliver or cause to be delivered to Purchaser:  (x)  the original certificates evidencing the Stock, duly endorsed and assigned to the Purchaser either on the certificates themselves or by duly executed Assignments in the form attached hereto as Exhibit A;  (y)  resignations of all current officers and directors of Shagawa; and (z)  the minute book(s) and all of the corporate records of Shagawa.

3.	Representations and Warranties of Sellers.		In order to induce Purchaser to
enter into this Agreement and to consummate the transactions contemplated hereby, Sellers represent and warrant that all of the Stock is owned by them free and clear of all liens, encumbrances, claims, options, walls, calls and commitments of every kind, except as has otherwise been disclosed to Purchaser.
Further, Sellers represent and warrant that they have the full legal right, power and authority to enter into this Agreement and the full legal right, power and authority to assign, sell, transfer and deliver the Stock to
Purchaser, and with the delivery of the Stock to Purchaser hereunder, they will transfer valid title therein free and clear of all liens, encumbrances, claims, options, warrants, calls and commitments of any kind, except as has otherwise been disclosed to Purchaser.  Sellers also represent that Shagawa has legal title to the real estate on which the Project is being constructed, except for that portion of the real estate which is leased from the City of Ely which will become the property of Shagawa upon completion of the Project.

4.	Representations and Warranties of Purchaser.	Purchaser represents and
warrants to Sellers that Purchaser is authorized to and may lawfully acquire the stock hereunder, that the Purchaser may lawfully undertake the obligations set forth herein and that this Agreement constitutes the valid, binding and legal obligation of Purchaser, enforceable in accordance with its terms.

5.	Assumption.	By acquisition of the Stock, Purchaser has agreed and hereby agrees as sole shareholder of Shagawa to assume all contracts, leases and other agreements and liabilities of Shagawa of any kind or nature and that Sellers shall forever be released and discharged from any further obligations or liabilities of any kind or nature in connection with Shagawa or the Project.
The current liabilities of Shagawa are listed in Exhibit B attached hereto and made a part thereof.

6.	Release.		Purchaser, for itself and its successors and assigns, do hereby remise, release and forever discharge each of the Sellers and their respective heirs, successors and assigns of and from any and all manner of actions, suits, claims, demands, damages, judgments, levies, and executions, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, direct or indirect, at law or in equity, and which the Purchaser, or its officers, directors, successors or assigns, ever had, has or ever can, shall or may have or claim to have against Sellers for, upon, or by reason of any matter, fact or thing prior to the date of these presents, including, but without limitation, any and all claims arising out of Sellers' ownership of the
Stock or in connection with the Project.

7.	Indemnification.		Purchaser hereby agrees to indemnify and hold Sellers,
their heirs, successors and assigns, harmless from and against any and all loss, damage, claim, demand, liability, cost or expense (including reasonable attorney's fees), or any action in respect thereof, arising out of:  (i)  any note made by Sellers or guaranty given by Sellers of the obligations of
Shagawa prior to the date hereof to any financial institution or other person providing credit, loans or financing to Shagawa or its shareholders;  (ii)  any claim against Shagawa or Sellers by the creditors of Shagawa based upon
Sellers' prior status as officers, directors and/or shareholders of Shagaw, but excluding claims based on Sellers' fraud or intentional misrepresentation;
(iii)  any activities of Shagawa from and after the date hereof.  The current liabilities of Shagawa are listed on Exhibit B attached hereto and made a part thereof.

8.	Option to Repurchase Stock.	Purchaser hereby grants Managing Agent the
option at any time during the term of the Management Agreement, as such term may be extended pursuant to the terms and conditions of the Management
Agreement, to repurchase the Stock from Purchaser. In order to exercise the repurchase option, Managing Agent shall give written notice to Purchaser of its intent to repurchase the Stock at least thirty (30) days in advance of the anticipated date of repurchase. Managing Agent shall pay to Purchaser as full consideration and payment for the repurchase of the Stock an amount (the "Repurchase Price") equal to the sum of: (i) $628,141.00, plus (ii) any additional amounts invested by Purchaser in Shagawa or the Project after the date hereof with the prior written approval of Sellers, plus (iii) an amount equal to $2,000.00 times the number of months elapsed from the commencement of operation of the Project to the date of repurchase of the Stock by Managing
Agent as herein provided. In addition to payment of the Repurchase Price, Managing Agent shall either assume all of Purchaser's and Shagawa's obligations with respect to the NorWest and SBA Loans, or cause such loans to be repaid in full. As a further condition of the repurchase, Managing Agent shall also assume all of the then existing liabilities of Shagawa, and Managing Agent shall also assume all of the existing liabilities of Shagawa as disclosed to Managing Agent on a then current balance sheet of Shagawa, and Managing
Agent shall release and indemnify Purchaser from any further liabilities in connection with its ownership of the Stock. Notwithstanding the foregoing, Managing Agent shall not be required to assume any liabilities of Shagawa or Purchaser unless Sellers have consented to such liabilities pursuant to paragraph 9 thereof.

9.	Prohibition on Transfer or Encumbrance of Stock.	Purchaser for itself and
its successors and assigns hereby covenants and agrees that until the expiration of Managing Agent's option to repurchase the Stock, as set forth herein, Purchaser shall not sell, assign, encumber, hypothecate or otherwise transfer or convey in any manner the Stock or incur liabilities on behalf of
Shagawa without the prior written consent of Sellers, which consent may be withheld in Sellers' sole discretion.

10.	General.

A. 	Further Assurances.	Purchaser and Sellers agree to take such further action
and execute and deliver all such further documents as may be necessary to fully carry out the transaction contemplated and described herein.

B.	Counterparts.	This Agreement may be executed contemporaneously in two or
more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Telecopy versions of signed documents shall be deemed original documents for all purposes hereof.

C.	Applicable Law.	This Agreement shall be construed in accordance
with the laws of the State of Minnesota.

D.	Entire Agreement.	This Agreement and the documents delivered pursuant
hereto constitute the entire agreement and understanding between the parties hereto and supersede any prior agreement and understanding, whether oral or written, relating to the subject matter hereof.  This Agreement may be modified or amended only be a written Agreement executed by Purchaser and Sellers.

E.	Survival.	All representations, warranties and covenants contained herein shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby.

F.	Notices.		Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person to such party or mailed by first class mail, postage prepaid, addressed as set forth hereinbelow, or to such other address with respect to a party as such party shall notify the others in writing according to this notice provision.  If mailed, such notice or other communication shall be deemed to be received on the third day after deposit:

Sellers:		1300 Highway 371 & 210 W., #109
		Brainerd, MN     56401

Purchasers:	Dynamic Homes, Inc.
		c/o Mr. Glenn R. Anderson
		2215 South Sixth Street
		Brainerd, MN     56401

Managing
Agent:		Northland Adventures Minnesota, Ltd.
		c/o Mr. Gary Loge
		1300 Highway 371 & 210 W., #109
		Brainerd, MN     56401

	IN WITNESS WHEREOF, the parties have executed and delivered thisAgreement as of the day and year first above written.

SELLERS:

	GARY LOGE

	PHIL SWANSON

	GARY OTTERSTAD

PURCHASER:

	Dynamic Homes, Inc.,
	a Minnesota corporation

	By:	VERN MUZIK

	Title:	President

MANAGING AGENT:

	Northland Adventures Minnesota, Ltd.,
	a Minnesota corporation

	By:	GARY LOGE

	Title:	President

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

	FOR VALUE RECEIVED, GARY LOGE, PHILLIP SWANSON, GARY OTTERSTAD hereby sells, assigns, and transfers unto DYNAMIC HOMES, INC.  1000  Shares of the Common
Stock standing in his name on the books of SHAGAWA RESORT, INC., a Minnesota corporation, represented by Certificate Nos. 1 - 4 herewith and does hereby irrevocably constitute and appoint Dynamic Homes, Inc. as his true and lawful attorney - in - fact to transfer the said stock on the books of Shagawa
Resorts, Inc. with full power of substitution on the premises.

Dated:	August 7, 1995

	GARY LOGE

	PHILLIP SWANSON

	GARY C. OTTERSTAD

 EXHIBIT B

CURRENT LIABILITIES OF SHAGAWA

None